                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                   MBIA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

--------------------------------------------------------------------------------

          MBIA INC.                                             DAVID H. ELLIOTT
        113 King Street                                          Chairman
        Armonk, NY 10504
        914 273 4545

[MBIA Logo]

                                                                  March 29, 1999

          Dear Shareholder:

               On May 13, 1999, MBIA Inc. will hold its annual meeting of shareholders and I am pleased to invite you on behalf of the Board of Directors to join us so we can report to you on the activities of the Company during 1998 and discuss the outlook for 1999. The meeting will be held in our headquarters at 113 King Street, Armonk, New York, at 10:00 a.m.

               This year you are being asked to act on the following: (a) the election of directors; and (b) the selection of independent auditors for 1999. These proposals are described in the attached proxy statement which you are encouraged to read fully.

               Whether or not you plan to attend the meeting, it is important that your shares be represented. Regardless of the number of shares you own, please date, complete, sign and return the enclosed proxy promptly.

               We appreciate your continued support.

                                                Sincerely,
                                                [/s/ David H. Elliott]

                                                David H. Elliott
                                                Chairman

                                   MBIA INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of MBIA Inc.:

     The annual meeting of the shareholders of MBIA Inc. will be held at the Company's headquarters, 113 King Street, Armonk, New York 10504, on Thursday, May 13, 1999 at 10:00 a.m., New York time, for the following purposes:

          PROPOSAL 1: To elect 12 directors of the Company for terms expiring at the 2000 Annual Meeting;

          PROPOSAL 2: To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 1999;

and to transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 25, 1999 will be entitled to vote at the meeting, whether in person or by proxy. Please sign, date, complete, and return the enclosed proxy card as soon as possible in the envelope provided. Shareholders who attend the meeting may revoke their proxies and vote in person, if they wish to do so.

                                          By order of the Board of Directors,

                                          /s/ Louis G. Lenzi

                                          Louis G. Lenzi
                                          Secretary

113 King Street
Armonk, New York 10504
March 29, 1999

                                   MBIA INC.

                                PROXY STATEMENT

     Your proxy in the form enclosed is solicited by the Board of Directors of MBIA Inc. (the "Company"). Your proxy may be revoked by you at any time prior to its use. The shares represented by the proxies received will be voted at the meeting, or any adjournment thereof, in accordance with such specifications as are made therein or, if no such specifications are made, in accordance with the recommendations of the Board of Directors.

     The record date for the determination of shareholders entitled to vote at the meeting is March 25, 1999. On the record date, there were outstanding 99,748,541 shares of the Company's Common Stock ("Common Stock"), constituting all of the outstanding voting securities of the Company. Each share is entitled to one vote. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting but are deemed not to have voted on any proposal. Directors are elected by a plurality of the votes cast. The vote required for ratification of the independent auditors is a majority of shares voting.

     The mailing address of the executive offices of the Company is 113 King Street, Armonk, New York 10504. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed, on or about March 29, 1999, to shareholders of record on the record date.

PROPOSAL 1:

                             ELECTION OF DIRECTORS

     All of the Company's directors are elected at each annual meeting of shareholders. At the 1999 Annual Meeting, the shareholders will elect 12 directors to serve for a term expiring at the 2000 Annual Meeting.

     The names of the nominees being presented for consideration by the shareholders, their ages, the years they have been directors of the Company, their principal occupations over the past five years, their current positions with the Company and certain other directorships held by them are set forth below. The shares represented by all proxies received will be voted for these nominees, except to the extent authority to do so is withheld as provided for in the enclosed proxy card. If any such nominee should be unable or unwilling to serve (an event not now anticipated), all proxies received will be voted for the person, if any, as shall be designated by the Board of Directors to replace such nominee. The Board has set a policy that no person who has attained the age of 70 years or older shall be nominated to be a director. The Board has granted Mr. Lebenthal a two-year waiver of this policy.

Joseph W. Brown, Jr...........   Mr. Brown joined the Company as Chief Executive
                                 Officer on January 7, 1999 and it is expected that he will become Chairman of the Company in May. Prior to that he was Chairman of the Board of Talegen Holdings, Inc. (insurance), from
                                 1992 through 1998. Prior to joining Talegen,
                                 Mr. Brown had been with Fireman's Fund
                                 Insurance Companies for 17 years during which he held positions from actuary to Chief
                                 Executive Officer. He is a Fellow of the Property Casualty Actuarial Society and a
                                 Member of the American Academy of Actuaries and the Society of Chartered Property & Casualty
                                 Underwriters. Mr. Brown has served as a
                                 director of the Company since 1990 and
                                 previously served as a director from December of 1986 through May of 1989. Age 50.

David C. Clapp................   Mr. Clapp is currently a limited partner of The
                                 Goldman Sachs Group, L.P. From 1990 until late
                                 1994, he was Partner-in-charge of the Municipal
                                 Bond Department at Goldman Sachs & Co.
                                 (investment bank). Mr. Clapp is a member of the Boards of the Hazelden Foundation and The Kent
                                 School. He is past Chairman of the Municipal
                                 Securities Rulemaking Board, President of the
                                 Board of Trustees of the Museum of the City of New York and Chair of the New York Arthritis
                                 Foundation. Mr. Clapp has served as director of the Company since 1994. Age 61.

Gary C. Dunton................   Mr. Dunton, who joined the Company in early
                                 1998, is President of both the Public Finance and Investment Management and Financial
                                 Services Divisions of the Company. Prior to that he was President of the Family and Business Insurance Group, USF&G Insurance with whom he had been associated since 1992. Mr.
                                 Dunton was on the Company's board from 1996 until early in 1998. Mr. Dunton currently serves as a member of the Board of Trustees for the American Institute for Chartered Property
                                 Casualty Underwriters and the Insurance
                                 Institute of America. Age 43.

David H. Elliott..............   Mr. Elliott is the Chairman of the Company and
                                 from 1991 until January of this year had been its Chief Executive Officer. It is expected that Mr. Elliott will step down as Chairman in May. From 1986 to 1991, he served as the President and Chief Operating Officer of the
                                 Company and MBIA Insurance Corporation ("MBIA
                                 Corp."). He has been a director of the Company since 1988. He also was the Chairman of the Municipal Bond Insurance Association (the
                                 "Association"), MBIA Corp.'s predecessor, from
                                 1976 to 1980 and from 1982 to 1986. Mr. Elliott is a member of the board of Orion Capital
                                 Corporation. Age 57.

Claire L. Gaudiani............   Dr. Gaudiani has been President of Connecticut
                                 College since 1988. Dr. Gaudiani also serves as a director of Southern New England Telephone
                                 Company, Public Radio International and the
                                 Citizen's Bank-Connecticut. She has been a director of the Company since being elected at the 1992 Annual Meeting. Age 54.

William H. Gray, III..........   Mr. Gray is President and Chief Executive
                                 Officer of the United Negro College Fund, Inc.
                                 Mr. Gray has served as Special Advisor to the President on Haiti, Majority Whip and Budget
                                 Chairman for the U.S. House of Representatives, a faculty member at several colleges, and has been pastor of the 5,000 member Bright Hope
                                 Baptist Church in Philadelphia for 25 years. He serves as a director of The Chase Manhattan
                                 Corporation, The Prudential Insurance Company of America, Warner-Lambert Company, CBS
                                 Corporation, Union Pacific Corporation,
                                 Rockwell International Corp. and Electronic
                                 Data Systems Incorporated. Mr. Gray has been a director of the Company since 1992. Age 57.

Freda S. Johnson..............   Ms. Johnson is President of Government Finance
                                 Associates, Inc. (municipal finance advisory company), a firm which she has been associated with since late 1990. From early 1990 until December 1990, she was an independent public finance advisor. She served as Executive Vice
                                 President and Executive Director of the Public
                                 Finance Department of Moody's Investors
                                 Service, Inc. from 1979 to 1990. Ms. Johnson is a member of the National Association of State
                                 Auditors, Comptrollers and Treasurers' National
                                 Advisory Board on State and Local Government
                                 Secondary Market Disclosure and a member of the corporate advisory board of Queens College. She is also a past director of the National
                                 Association of Independent Public Finance
                                 Advisors and was a member of the Municipal
                                 Securities Rulemaking Board's MSIL Committee on
                                 Dissemination of Disclosure Information. Ms.
                                 Johnson has served on the Company's Board of Directors since 1990. Age 51.

Daniel P. Kearney.............   Mr. Kearney, currently a financial consultant,
                                 retired as Executive Vice President of Aetna
                                 Inc. (insurance company) in February, 1998.
                                 Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the
                                 Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr.
                                 Kearney was a principal at Aldrich, Eastman &
                                 Waltch, Inc., a pension fund advisor. Mr.
                                 Kearney was a managing director at Salomon
                                 Brothers Inc. (investment bank) in charge of the mortgage finance and real estate finance departments from 1977 to 1988. Mr. Kearney has served on the Company's Board of Directors since being elected at the 1992 Annual Meeting.
                                 Age 59.

James A. Lebenthal............   Mr. Lebenthal has been Chairman of Lebenthal &
                                 Co., Inc., a broker-dealer of municipal bonds, since 1978. From 1986 to 1988, and from April -- June 1995, Mr. Lebenthal was also
                                 President of Lebenthal & Co., Inc. He is Vice
                                 Chairman of the Rebuild America Coalition. Mr.
                                 Lebenthal has been a director of the Company since August of 1988. Age 70.

Pierre-Henri Richard..........   Mr. Richard has been Chairman and Chief
                                 Executive Officer of the European banking group
                                 DEXIA (banking and municipal finance) since
                                 1996. He has been Chairman and Chief Executive
                                 Officer of Credit Local de France since 1993, having acted as Chairman of the executive board of Credit Local de France from 1987 to 1993.
                                 From 1983 to 1993, he was Deputy Directeur
                                 General of the Caisse des Depots et
                                 Consignations, in charge of municipal finance.
                                 He serves as a director of the European
                                 Investment Bank, Air France, Le Monde and the
                                 Institut de l'Entreprise. Mr. Richard has been a director of the Company since January of 1990. Age 58.

John A. Rolls.................   Mr. Rolls has been President and Chief
                                 Executive Officer of Thermion Systems
                                 International since 1996. From 1992 until 1996, he was President and Chief Executive Officer of Deutsche Bank North America. Prior to joining
                                 Deutsche Bank in 1992, he served as Executive
                                 Vice President and Chief Financial Officer of
                                 United Technologies from 1986 to 1992. He is a director of Bowater, Inc. and Arguss Holdings,
                                 Inc. and a trustee of the Center for Technology
                                 Commercialization -- NASA Northeast Region
                                 Technology Transfer Center. Mr. Rolls joined the Company's Board in 1995. Age 57.

Richard L. Weill..............   Mr. Weill is Vice Chairman of the Company and
                                 President of MBIA Corp. From 1991 to 1994, he served as Executive Vice President of the Company and MBIA Corp., having served as General Counsel and Secretary to both companies from 1989 to 1991. Mr. Weill was formerly a partner with the law firm of Kutak Rock, with which he was associated from 1969 to 1989. He joined the Company's Board in 1995 and also is a director of MBIA Corp. Age 56.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the year ended December 31, 1998, the Board of Directors of the Company (the "Board") met five times. At year end, there were six Committees of the Board, whose activities are discussed below.

     The Executive Committee, which at year end consisted of Messrs. Brown, Elliott (chairman), Kearney and Lebenthal, met once during 1998. The Executive Committee is authorized, subject to limitations set forth in the By-Laws of the Company, to exercise powers of the Board during intervals between Board meetings.

     The Finance Committee, which at year end consisted of Messrs. Brown, Clapp, Rolls (chairman) and Weill, met twice during 1998. This Committee approves the general investment policies and objectives of the Company and monitors investment activities and portfolio holdings, including review of investment performance and asset allocation.

     The Risk Oversight Committee, which at year end consisted of Mr. Clapp, Ms. Johnson, Messrs. Kearney (chairman) and Lebenthal, met twice during 1998. This Committee monitors the underwriting process in order to assure general compliance with underwriting guidelines and reviews significant changes in general underwriting policy and guidelines which are proposed by management. It also reviews proposals to develop new product lines which are outside the scope of existing businesses.

     The Compensation and Organization Committee, which at year end consisted of Messrs. Brown (chairman), Clapp, Ms. Gaudiani and Mr. Kearney, met twice during 1998. This Committee reviews and approves overall policy with respect to compensation matters. The Committee annually reviews the performance of the Chairman, recommends to the Board the compensation to be paid to the Chairman and approves the compensation to be paid to the officers reporting to the Chairman. The Committee also reviews significant organizational changes and executive succession planning. As of January 7, 1999, Mr. Brown resigned from the Committee and Mr. Clapp assumed the position of chairman.

     The Audit Committee, which at year end consisted of Mr. Gray, Ms. Johnson (chairperson), Messrs. Lebenthal and Rolls, met three times during 1998. Its functions include reviewing the Company's annual financial statements, meeting with the Company's internal auditor concerning the adequacy of internal controls and review of the surveillance of insured issues, and meeting with the Company's independent certified public accountants and with financial and legal personnel of the Company. It is also a function of the Committee to recommend to the Board the appointment of the Company's independent auditors.

     The Committee on Directors, which at year-end consisted of Mr. Elliott, Ms. Gaudiani and Mr. Gray (chairman), met twice during 1998. This Committee makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends guidelines and criteria for the selection of nominees.

     The annual fee paid for the services of a director who is not an executive officer of the Company was $26,000 in 1998 and the fee paid for attendance at Board or Committee meetings was $2,000, with the non-employee chairman of a committee receiving an additional $1,000. There is also an annual award of stock units equivalent to $10,000 made to each non-employee Director as additional compensation. Additionally, in late 1998, the Compensation and Organization Committee approved an increase in the annual fee to $30,000 and an increase in the annual award of stock units to $30,000. Directors who are also executive officers of the Company receive no additional compensation for their services as Directors. The Company has a Deferred Compensation and Stock Ownership Plan for Non-Employee Directors. Pursuant to this plan, all non-employee Directors are eligible to elect to defer all or a portion of their fees and to receive payment of either their current fees or their deferred fees in cash or in shares of Common Stock of the Company. As of year-end, eight of the non-employee Directors elected to participate in this plan. All Directors attended at least 75% of the meetings of the

Board and of its Committees on which they served, except for John A. Rolls who was recuperating from an injury during the first half of 1998.

COMPENSATION AND ORGANIZATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation and Organization Committee, at year-end, were Joseph W. Brown, Jr. (chairman), David C. Clapp, Claire L. Gaudiani and Daniel P. Kearney. Upon his appointment as CEO of the Company, Mr. Brown resigned from the Committee on January 7, 1999. There are no members of the Company's Compensation and Organization Committee who are current or former employees of the Company.

             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

TO:  The MBIA Inc. Board of Directors

     As part of its Charter, the MBIA Inc. Compensation and Organization Committee (the "Committee") has, among its duties, the responsibility to recommend to the Board the compensation, including bonus and the awarding of stock options and other long-term incentives, to be paid to the Chairman and Chief Executive Officer, and to review and approve the recommendations of the Chairman and Chief Executive Officer as to the compensation, including bonuses and the awarding of stock options and other long-term incentives, to be paid to the executive officers reporting to the Chairman and Chief Executive Officer. The Committee is composed entirely of independent outside directors who are neither current nor former employees of the Company.

                            ELEMENTS OF COMPENSATION

     The Company's compensation philosophy is to pay all employees, including executive officers, for actual performance, based on level of responsibility, in a manner which motivates such employees to perform at the highest possible level and assures that the Company attracts and retains highly qualified employees in its competitive marketplace. The Company achieves these objectives by using a combination of both fixed (i.e., salary) and variable (i.e., annual bonus and, when applicable, stock options and other long-term incentives) compensation. In addition, the Committee reviews the compensation of the Company's executive officers, comparing it to a group of the Company's primary competitors in the financial guaranty industry.

ANNUAL COMPENSATION

     Executive officer salaries are based on the job content of each position, the market relative to comparable positions, the individual's relevant experience and the actual performance of each executive. Salary changes are based on changes in responsibilities, the individual's performance and competitive market conditions. For purposes of comparability of salaries and salary changes, the Committee considers the median figures for the Company's primary competitors in the financial guaranty industry (note: none of MBIA's competitors are included in any of the indices in the stock performance graph). Individual bonuses reflect Company performance and the individual's personal contribution to the achievement of the Company's goals and the contribution of the operating units for which such individual is responsible. Bonus ranges are established for each job position as a function of base salary, e.g., typically the bonus range for the Chairman and Chief Executive Officer is 0%-200% of base salary. The size of the Company bonus pool is approved at year-end by this Committee based on its determination of the Company's absolute and relative performance. The performance factors considered are return on equity, earnings per share, adjusted book value per share, the relative performance of peer group companies and the achievement of the Company's business plan goals. In 1998, each of these performance goals were substantially met or exceeded and individual bonuses were made from a pool that the Committee approved which aggregated $36.0 million. In addition, the

Committee continued its practice of awarding executive officers with restricted shares of the Company's Common Stock in lieu of a portion of their bonus.

     Executive officer salary changes and bonuses are based on the Company's performance in certain areas, including return on equity, earnings per share, adjusted book value per share, performance relative to the Company's peer group, success in reaching the business plan and strategic goals set for each division, expense management and employee development and the individual officer's personal contribution to the achievement of these goals. The weight and effect of any of these factors on the compensation of each executive officer varies depending on the individual responsibility of such officer.

     The Chairman and Chief Executive Officer's salary and bonus are a function of how the Company performed in the following areas: return on equity; earnings per share; adjusted book value per share; relative performance to peer group companies (the "Financial Goals"); and achievement of the Company's business plan goals. For the Chairman and Chief Executive Officer, the Committee gave 50% weight to the Financial Goals and 50% weight to the Company's business plan goals. The Company achieved a 13.4% return on equity (excluding certain one time charges) while earnings per share were up 17% over the previous year and the adjusted book value per share was $53.28, an increase of 11% over 1997. The Company's business plan goals were substantially met, including maintaining capital adequacy, increasing the Company's international presence, beginning cross-marketing of the Company's products and services and increasing the effective use of information technology. In addition, the Chairman and Chief Executive Officer oversaw the successful mergers of CapMAC Holdings Inc. and 1838 Investment Advisors, Inc. with the Company during 1998. Based on this performance, the Committee awarded the Chairman and Chief Executive Officer a bonus of $750,000 in cash, and a restricted stock award equivalent to $666,697, compared to a 1997 bonus of $450,000 in cash, and a restricted stock award equivalent to $600,025 and increased his salary to $700,000, effective January 1, 1999.

LONG-TERM INCENTIVES

     The Company's Long-Term Incentive Plan (the "Plan") is designed to align the interests of higher level employees with those of shareholders. The Plan authorizes both the annual granting of stock options as well as the payment of compensation in the form of cash or stock at the end of a multi-year cycle based on the Company attaining certain performance goals. Awards under the Plan are divided equally, with 50% of the award given in stock options and 50% of the award to be paid in cash or shares of Company stock.

     The payment of the cash/stock award, since 1996, is made upon the achievement of a specified level of growth in adjusted book value per share ("ABV") of the Company's stock. The ABV portion of the Plan awarded in 1998 has a base line growth of 12%. Under the 1998 award, a minimum growth of 8% is necessary to receive any award and 18% growth would result in a maximum award of 200% of target level being granted.

     The stock option grants provide the right to purchase shares of common stock at the fair market value (closing price) of the stock on the date of the grant. Each option vests over five years and has a ten-year term. Because the grants are based on an annual formula, prior option grants are not taken into account in determining the number of options granted in any year. In December 1998, based on the above formula, 525,430 options were awarded.

     Target levels for the Plan are a percentage of total salary and bonus based upon an individual's position. The awards under the Plan are typically granted from the Vice-President position up to and including the Chairman and Chief Executive Officer.

                  TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Based on currently prevailing authority, including proposed Treasury regulations issued in December 1995, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company would pay any amounts in 1998 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                          Respectfully submitted,

                                          MBIA Inc. Compensation and
                                          Organization Committee

                                          Joseph W. Brown, Jr., Chairman
                                          David C. Clapp
                                          Claire L. Gaudiani
                                          Daniel P. Kearney

     The Company has entered into a retirement agreement with Mr. Elliott whereby Mr. Elliott has agreed to provide the Company with consulting services for two years following his retirement. For such services, Mr. Elliott will be paid each year an amount equal to his annual base salary as in effect on January 1, 1999. For each of 1999 and 2000, Mr. Elliott will also receive a cash performance bonus to be determined by the Compensation and Organization Committee, but which (subject to the applicable performance criteria being satisfied) will not be less than the bonus payable to him in respect to his 1998 services. Such fees are in addition to any amounts otherwise payable to Mr. Elliott for his continuing service as a member of the Board.

     In addition, under his retirement agreement, the Company has agreed to permit Mr. Elliott's existing equity and incentive compensation awards to generally continue to vest or be deemed earned at the same time (and in respect to the same number of shares or amounts) as they would have vested or become payable or exercisable had he continued in the Company's employ. Additionally, if the Company's stock trades at $90 per share for a period of at least ten consecutive trading days, Mr. Elliott's outstanding stock options will immediately become exercisable for a period of two years and lapse thereafter. In consideration of these benefits, Mr. Elliott has agreed that, during the period during which he is providing consulting services, he will not compete with the Company, will not hire its employees, will not otherwise interfere with the relationship between the Company and any of its employees and will not direct business away from the Company.

     In early 1999, the Company entered into key employee protection agreements with certain of its executive officers, including Messrs. Weill, Caouette, Dunton and Budnick. Under these agreements, the executive officers would be entitled to severance benefits upon the occurrence of both a change in control and an involuntary or constructive termination. These benefits include a pro-rated annual bonus and adjusted book value award, severance equal to three times the sum of base salary and average annual bonus, full exercisability of stock options, full vesting of restricted stock and continued health, life and pension benefits.

                                   MBIA INC.

                         I.  SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                            ----------------------------
                                              ANNUAL COMPENSATION                      AWARDS
                                      -----------------------------------   ----------------------------
                                                             OTHER ANNUAL    RESTRICTED     SECURITIES      ALL OTHER
NAME &                                                       COMPENSATION   STOCK AWARDS    UNDERLYING     COMPENSATION
PRINCIPAL POSITION             YEAR   SALARY($)   BONUS($)       ($)           (A)($)      OPTIONS(B)(#)      (C)($)
------------------             ----   ---------   --------   ------------   ------------   -------------   ------------
David H. Elliott(d)..........  1998   $600,000    $750,000     $11,636        $666,697           100,000     $369,391
Chairman and Chief             1997    575,000     450,000      11,636         600,025            23,500      308,194
Executive Officer              1996    525,000     325,000      13,098         325,000            50,000      230,703

Richard L. Weill.............  1998    500,000     400,000      14,938         366,690            13,600      228,804
Vice Chairman                  1997    360,000     275,000       9,583         366,639            14,270      183,460
                               1996    350,000     245,000       9,376         135,000            24,680      139,156

John B. Caouette.............  1998    450,000     400,000       4,715         333,349            13,310      219,215
President, Structured          1997    450,000     700,000       4,715               0            25,713      176,179
Finance Division               1996    400,000     550,000       4,476               0            53,296      150,159

Gary C. Dunton...............  1998    462,000     300,000       6,399         683,342(e)         66,000(f)    201,175
President, Public Finance &    1997          0           0           0               0                 0            0
Investment Management and      1996          0           0           0               0                 0            0
Financial Services Divisions

Neil G. Budnick..............  1998    350,000     250,000       6,668         166,642            12,780      128,503
Chief Financial Officer        1997    250,000     240,000       2,616         100,004             9,040       92,534
and Treasurer                  1996    197,500     165,000       1,644          60,000            13,880       66,783

---------------
(a) Represents a portion of the annual bonus awarded to Messrs. Elliott, Weill, Caouette, Dunton and Budnick paid in 10,458, 5,752, 5,229, 3,660 and 2,614 shares of restricted stock, respectively. The shares were valued at the closing price on December 9, 1998 -- the date of the award. The aggregate number (i) and value (ii) of the restricted stock holdings at year-end was as follows: Elliott -- (i) 26,186 and (ii) $1,591,722; Weill -- (i) 14,114
    and (ii) $868,329; Caouette -- (i) 5,229 and (ii) $333,349; Dunton -- (i)
    10,637 and (ii) $683,342 and Budnick -- (i) 5,350 and (ii) $326,647.
    Dividends are paid on the restricted stock at the same rate payable to all common shareholders and thus are not reflected in the amounts reported.

(b) The 1996 options have been adjusted to reflect a two-for-one stock split, effected in the form of 100% stock dividend payable on October 29, 1997 to shareholders of record as of October 1, 1997.

(c) Consists of (i) contributions to the Company's money purchase pension plan and 401(k) plan, and (ii) premiums paid on behalf of such employees under a split-dollar life insurance policy. Such amounts in 1998 were as follows:
    Elliott -- (i) $302,505 and (ii) $66,886; Weill -- (i) $190,004 and (ii)
    $38,800; Caouette -- (i) $193,615 and (ii) $25,600; Dunton -- (i) $182,634
    and (ii) $18,541 and Budnick -- (i) $114,996 and (ii) $13,507.

(d) Mr. Elliott retired as Chief Executive Officer effective January 7, 1999.

(e) Includes 6,977 shares of restricted stock (value of $450,017) which were awarded to Mr. Dunton on January 9, 1998 when he joined the Company.

(f) Includes 50,000 options which were awarded to Mr. Dunton on January 9, 1998 when he joined the Company.

                                   MBIA INC.

                           II.  OPTION GRANTS IN 1998

                               INDIVIDUAL GRANTS

                                                       PERCENT OF
                                       NUMBER OF         TOTAL
                                       SECURITIES       OPTIONS      EXERCISE                  FAIR VALUE
                                       UNDERLYING      GRANTED TO      PRICE                    OF OPTION
                                        OPTIONS       EMPLOYEES IN   PER SHARE   EXPIRATION     AWARD ON
NAME                                 GRANTED(A)(#)        1998        ($/SH)        DATE      GRANT DATE(B)
----                                 --------------   ------------   ---------   ----------   -------------
David H. Elliott...................     100,000            17%       $63.7500       2008       $1,813,800
Richard L. Weill...................      13,600             2%       $63.7500       2008       $  246,677
John B. Caouette...................      13,310             2%       $63.7500       2008       $  241,417
Gary C. Dunton(c)..................      66,000            11%       $64.3200       2008       $1,207,778
Neil G. Budnick....................      12,780             2%       $63.7500       2008       $  231,804

---------------
(a) The options were granted at an exercise price equal to the closing price of the stock on the date of the grant, have a ten-year term and vest as follows: year 1 -- 0%; year 2 -- 40%; year 3 -- 60%; year 4 -- 80%; year 5 -- 100% (subject to certain acceleration provisions if there occurs a change in control of the Company or upon the death, disability or retirement of the employee).

(b) The fair value is based upon the Black-Scholes option valuation model. Black-Scholes is a mathematical model used to estimate the theoretical price an individual would pay for a traded option. The actual value an executive may realize will depend on the excess of the stock price over the exercise price. There is no assurance the value realized will be at or near the value estimated by Black-Scholes. This model used the grant date of December 9, 1998. The fair value of the options granted on that date is $18.138 per option based on: (1) an exercise price of $63.75, (2) an option term of 5.86 years, (3) a future dividend yield of 1.254%, (4) a risk-free interest rate of 4.63% and (5) an estimated stock price volatility of 0.2392.

(c) The option grants to Mr. Dunton include 50,000 options which were awarded on January 9, 1998 when he joined the Company. The exercise price is $64.50 per share; the value as estimated by Black-Scholes is $18.3514 per share; and the fair value of these options on the grant date was $917,570.

                                   MBIA INC.

   III.  AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                          SHARES                          DECEMBER 31, 1998(#)         DECEMBER 31, 1998(B)($)
                        ACQUIRED ON       VALUE        ---------------------------   ---------------------------
NAME                    EXERCISE(#)   REALIZED(A)($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   --------------   -----------   -------------   -----------   -------------
David H. Elliott......    74,748        $3,713,204       232,004        178,804      $8,619,162     $1,567,493
Richard L. Weill......         0                 0       194,772         61,478       7,812,035        928,901
John B. Caouette......         0                 0       145,892         85,891       5,251,648        277,867
Gary C. Dunton........         0                 0             0         66,000               0         82,125
Neil G. Budnick.......         0                 0        29,960         36,380         911,319        378,817

---------------
(a) The "Value Realized" is equal to the fair market value on the date of exercise, less the exercise price, times the number of shares acquired.

(b) These values are based on $65.5625 per share, the fair market value of the shares underlying the options on December 31, 1998, less the exercise price, times the number of options.

                                   MBIA INC.

          IV.  LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                            PERFORMANCE
                                            PERIOD UNTIL
NAME                                           PAYOUT       THRESHOLD      TARGET       MAXIMUM
----                                        ------------    ---------    ----------    ----------
David H. Elliott..........................  Three years         0        $1,622,500    $3,245,000
Richard L. Weill..........................  Three years         0           661,000     1,322,000
John B. Caouette..........................  Three years         0           647,000     1,294,000
Gary C. Dunton............................  Three years         0           777,500     1,555,000
Neil G. Budnick...........................  Three years         0           621,000     1,242,000

---------------
(a) The awards were made in December of 1998, with the payout, if any, occurring in early 2002. The target award is based on a projected 12% growth in the adjusted book value per share of the Company's stock, subject to the threshold and maximum levels.

[Total Return Graph]

                                                  MBIA INC COMMON STOCK           S&P 500 INDEX            S&P FINANCIAL INDEX
                                                  ---------------------           -------------            -------------------
'1993'                                                     100                         100                         100
'1994'                                                      91                         101                          96
'1995'                                                     124                         139                         148
'1996'                                                     170                         171                         201
'1997'                                                     228                         228                         297
'1998'                                                     226                         294                         331

PROPOSAL 2:

                       SELECTION OF INDEPENDENT AUDITORS

     PricewaterhouseCoopers LLP currently serve as the Company's independent auditors. They have served in that capacity since the Company's founding in 1986, and prior to that served as the independent auditors of the Company's predecessor, the Municipal Bond Insurance Association, starting in 1974. During 1998, PricewaterhouseCoopers LLP examined the accounts of the Company and its subsidiaries and also provided other services to the Company in connection with Securities and Exchange Commission filings.

     Upon recommendation of the Audit Committee, the Board has appointed PricewaterhouseCoopers LLP as the independent auditors of the Company for 1999. The shareholders are asked to approve this action of the Board.

     It is anticipated that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from shareholders present.

                                 OTHER MATTERS

     The Board knows of no other business to be brought before the meeting other than as set forth above. If any other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgment of such matters.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below contains certain information with respect to the only beneficial owners known to the Company as of March 25, 1999 of more than 5% of the outstanding shares of Common Stock.

                                                                 SHARES OF
                                                                   COMMON
NAME AND ADDRESS                                             STOCK BENEFICIALLY    PERCENT
OF BENEFICIAL OWNER                                                OWNED           OF CLASS
-------------------                                          ------------------    --------
Sanford C. Bernstein & Co., Inc.(1)........................      5,834,493           5.9%
  767 Fifth Avenue
  New York, NY 10153

---------------
(1) Information as to the beneficial ownership of shares of Common Stock is based on the February 5, 1999 Schedule 13G filed by Sanford C. Bernstein & Co., Inc. with the SEC. Such filing indicates that Bernstein has sole voting power with respect to 3,323,968 of these shares and sole dispositive power with respect to 5,834,493.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of March 25, 1999, the beneficial ownership of shares of Common Stock of each Director, each Executive Officer named in the Summary Compensation Table above, and all Directors and Executive Officers of the Company, as a group.

                                                                   SHARES           TOTAL
                                                   SHARES        ACQUIRABLE         SHARES
                                                BENEFICIALLY    UPON EXERCISE    BENEFICIALLY
NAME                                               OWNED        OF OPTIONS(2)      OWNED(3)
----                                            ------------    -------------    ------------
Directors
  Joseph W. Brown, Jr.(4).....................    208,864               --          208,864
  David C. Clapp(4)...........................      6,698               --            6,698
  David H. Elliott............................     80,716(1)       240,004          320,720
  Claire L. Gaudiani(4).......................      4,773               --            4,773
  William H. Gray, III(4).....................      2,478               --            2,478
  Freda S. Johnson(4).........................     10,300               --           10,300
  Daniel P. Kearney(4)........................      7,702               --            7,702
  James A. Lebenthal(4).......................      9,903               --            9,903
  Pierre-Henri Richard(4).....................        961               --              961
  John A. Rolls(4)............................      5,964               --            5,964
  Richard L. Weill............................     34,325(1)       200,772          235,097
Executive Officers
  John B. Caouette............................     40,850          145,892          186,742
  Gary C. Dunton..............................     23,885(1)            --           23,885
  Neil G. Budnick.............................     10,796(1)        31,840           42,636
  All of the above and other Executive
     Officers as a group......................    468,897(1)       639,645        1,108,542

---------------
(1) This number includes shares held by the Executive Officers under the Company's exempt 401(k) Plan and includes restricted shares awarded annually to certain of the Executive Officers.

(2) This column indicates the number of shares that are presently exercisable or will become exercisable on or before May 31, 1999 under the Company's stock option program.

(3) The percentage of shares of Common Stock beneficially owned by all Directors and Executive Officers as a group is 1.2% of the shares of Common Stock outstanding.

(4) This number includes (a) Common Stock equivalent deferral units held under the Company's Deferred Compensation and Stock Ownership Plan for Non-Employee Directors and (b) Common Stock units awarded under the restricted stock compensation plan. (See the discussion of these plans under "The Board of Directors and its Committees").

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and transactions in the Company's stock by executive officers and Directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934. To the Company's knowledge all such required filings were made on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPIRE STATE MUNICIPAL EXEMPT TRUSTS, GUARANTEED SERIES

     MBIA Corp. insures municipal bonds held by certain of the Guaranteed Series of Empire State Municipal Exempt Trusts. One of the co-sponsors of the Guaranteed Series of Empire State Municipal Exempt Trusts is Lebenthal & Co., Inc., the chairman of which is James A. Lebenthal, a director of the Company. The Company believes the terms of the insurance policies and the premiums charged are no less favorable to MBIA Corp. than the terms and premium levels for other similar unit investment trusts.

EXECUTIVE LOANS

     CapMAC Holdings, Inc., which the Company acquired in February of 1998, had an executive loan program. Under that program, John B. Caouette, former CEO of CapMAC Holdings, has a $500,000 loan outstanding, with a 5-year term and an interest rate of 6.75%, which is the rate that CapMAC Holdings could have invested its fund at April 24, 1996, the date the loan was made.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 2000 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, 113 King Street, Armonk, New York 10504, no later than November 19, 1999, in order to be considered for inclusion in the Company's Proxy Statement for such Meeting.

                                 MISCELLANEOUS

     The cost of preparing and mailing this notice and statement and the enclosed form of proxy will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegraph by directors, officers and regular employees of the Company, without extra compensation and at the Company's expense. The Company will also request bankers and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, New York, New York to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE ON REQUEST BY WRITING TO THE CORPORATE MARKETING DEPARTMENT, MBIA INC., 113 KING STREET, ARMONK, NEW YORK 10504.

                                          By order of the Board of Directors,

                                          /s/ Louis G. Lenzi

                                          Louis G. Lenzi
                                          Secretary

                                    MBIA INC.

             ANNUAL MEETING OF SHAREHOLDERS--THURSDAY, MAY 13, 1999
                       THE PROXY IS SOLICITED ON BEHALF OF
                       THE BOARD OF DIRECTORS OF MBIA INC.

The undersigned hereby appoints James A. Lebenthal and Freda S. Johnson and each of them, the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA INC. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA INC., 113 King Street, Armonk, New York, on Thursday, May 13,1999, at 10:00 A.M., New York time, and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the MBIA INC. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Election of Directors, Nominees: Joseph W. Brown, Jr., David C. Clapp, Gary C. Dunton, David H. Elliott, Claire L. Gaudiani, William H. Gray, Ill, Freda S. Johnson, Daniel P. Kearney, James A. Lebenthal, Pierre H. Richard, John A. Rolls and Richard L. Weill.


                  (Continued and to be signed on reverse side)

                            - FOLD AND DETACH HERE -

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR ITEM 2.

Please mark your votes as indicated in this example     /X/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.    ELECTION OF DIRECTORS

                FOR                                     WITHHOLD
                ALL                                   AUTHORITY FOR
              NOMINEES                                ALL NOMINEES

                 / /                                       / /

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)

2.    APPROVAL OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
      AUDITORS.

                FOR                 AGAINST                  ABSTAIN
                / /                   / /                      / /

       PLEASE RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE                           SIGNATURE                  DATE

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                            - FOLD AND DETACH HERE -



                                    MBIA INC.


                         ANNUAL MEETING OF SHAREHOLDERS
                             THURSDAY, MAY 13, 1999
                                   10:00 A.M.


                             Corporate Headquarters
                                    MBIA INC.
                                 113 King Street
                             Armonk, New York 10504